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                                  EXHIBIT 99(a)

                            OXFORD HEALTH PLANS, INC.
                     ANNOUNCES $220 MILLION TPG EXCHANGE AND
               REPURCHASE AGREEMENT AND RELATED REFINANCING PLANS


TRUMBULL, CONNECTICUT, October 25, 2000 Oxford Health Plans, Inc. (NASDAQ: OXHP) announced today that it has reached an agreement with Texas Pacific Group and other investors (the "TPG Investors") to repurchase certain of their Preferred Stock and warrants for $220 million coupled with the exchange of all remaining Preferred Stock and warrants for common stock (the "TPG exchange agreement"). The Company also announced that it plans to initiate a cash tender offer with consent solicitation for of all of its $193.5 million 11% Senior Notes (the "Senior Note tender"). The TPG exchange agreement is contingent upon the Company successfully completing the Senior Note tender as well as obtaining new bank credit facilities.

Under the terms of the TPG exchange agreement, Oxford will repurchase certain Preferred Stock and warrants for 11.5 million shares at an aggregate cost of $220 million. The TPG Investors will simultaneously exchange their remaining $195 million of Preferred Stock and remaining warrants for 11 million shares of common stock. Once the TPG exchange agreement is consummated, the TPG Investors will own approximately 11 million shares of Oxford common stock, all of their original investment of $350 million made in May 1998 will have been repaid and no Preferred Stock or warrants will remain outstanding. The 1998 investment agreement between Texas Pacific Group and Oxford will terminate at the time the TPG exchange agreement is consummated. According to Norman C. Payson MD, Oxford's Chairman and CEO, "This concludes the turnaround era at Oxford. The financing obtained from the TPG Investors was central to the Company's turnaround plan. With the turnaround completed, such financing is no longer necessary and is expensive for our common shareholders. This transaction eliminates that debt, improves our capital structure.

"The combination of the expected new credit facilities in the $300 million to $400 million range, Senior Note tender and TPG exchange agreement will add approximately $0.19 to our net earnings in 2001, assuming 104 million diluted common shares outstanding. The Company's outstanding diluted common shares will increase upon consummation of the TPG exchange agreement by approximately 1.8 million shares from September 30, 2000 levels. On a pro forma basis, Oxford's September 30th debt to capital ratio improves from approximately 58% to 42% after adjusting for the TPG exchange agreement, the Senior Note tender and estimated outstanding new financings of approximately $220 million. The consummation of the TPG exchange agreement (currently expected in the fourth quarter) will result in a non-cash write-off of unamortized Preferred Stock discount and 1998 issuance expenses of approximately $38 million. At the time the Senior Note tender is completed, which is also currently expected to occur in the fourth quarter, the Company will also record an extraordinary charge of approximately $16 million, net of tax," said Kurt B. Thompson, Oxford's Chief Financial Officer.

Founded in 1984, Oxford Health Plans, Inc. provides health plans to employers and individuals in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford's services include traditional health maintenance organizations, point-of-service plans, third party administration of employer-funded benefits plans and Medicare plans.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release, including statements concerning the future effects of the TPG exchange agreement, Senior Note tender and related refinancing on the Company's future results of operations, capital structure and financial position, and other statements contained herein regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Securities Exchange Act of 1934); and because such statements involve risks and uncertainties, actual


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results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

     - The Company's ability to complete the Senior Note tender and required bank financing which are each necessary to permit the TPG exchange agreement to close.

     - Changes in Federal or State regulation relating to health care and health benefit plans, including proposed patient protection legislation and mandated benefits.

     - Rising medical costs or higher utilization of medical services, including higher out-of-network utilization under point-of-service plans and new drugs and technologies.

     - Competitive pressure on the pricing of the Company's products, including acceptance of premium rate increases by the Company's commercial groups.

     - Higher than expected administrative costs in operating the Company's business and the cost and impact on service of changing technologies.

     - The ability of the Company to operationalize risk transfer and other provider arrangements and the resolution of existing and future disputes over the reconciliations and performance under such arrangements.

     - Any changes in the Company's estimates of its medical costs and expected cost trends.

     - The impact of future developments in various litigation (including pending class and derivative actions filed against the Company and certain of its officers and directors, and other proceedings commenced against the Company and several employees by certain healthcare providers), the recent ERISA class action in Connecticut and related litigation by the Connecticut Attorney General, regulatory proceedings and other governmental action (including the ongoing examination, investigation and review of the Company by various Federal and State authorities).

     - The Company's ability to renew existing members and attract new members.

     - The Company's ability to develop processes and systems to support its operations and any future growth.

     - Those factors included in the discussion under the caption "Business - Cautionary Statement Regarding Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Statement Regarding Forward-Looking Statements" in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2000.


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